BTQ TECHNOLOGIES CORP.

Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

(Expressed in Canadian dollars)

Tel: (604) 688-5421	BDO Canada LLP
Fax: (604) 688-5132	Royal Centre, 1055 West Georgia Street,
www.bdo.ca	Unit 1100, P.O. Box 11101
Vancouver, British Columbia
V6E 3P3

Independent Auditor's Report

To the Shareholders of BTQ Technologies Corp.

Opinion

We have audited the consolidated financial statements of BTQ Technologies Corp. and its subsidiaries (the Group), which comprise the consolidated statement of financial position as at December 31, 2023, and the consolidated statements of operations and comprehensive loss, changes in shareholders' equity/(deficit) and cash flows for the year then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2023, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which indicates that during the year ended December 31, 2023, the Company has not generated any revenues from operations and has negative cash flow from operations. As at December 31, 2023, the Company has an accumulated deficit of $34,568,353. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the Group's ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. In addition to the matter described in the Material Uncertainty Related to Going Concern section, we have determined the matters described below to be the key audit matters to be communicated in our report.

1) Reverse takeover transaction

Description of the key audit matter

The Group completed a reverse takeover transaction during the year ended December 31, 2023. The accounting for these transactions carry significant complexity related to technical accounting and valuation, requiring management to apply significant judgment and estimation in their evaluation of these transactions. We have therefore considered this transaction to be a key audit matter due to the judgment and estimation involved in determining accounting and disclosures.

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms

Please refer to Note 2 to the consolidated financial statements for the Group's accounting policy on share-based payments and Notes 2, and 3 which detail the critical judgments and estimates applied in determining the accounting and presentation for the reverse take over.

How the key audit matter was addressed in the audit

Our approach in addressing this matter included the following procedures, among others:

• Evaluated management's analysis of the transactions, related contracts and application of the guidance from IFRS 2, Share-based Payment, and IFRS 3, Business Combinations.

• Evaluated management's determination of the accounting acquirer.

• Considered appropriate evidence to evaluate estimates and judgements applied in management's purchase price allocations that have a material impact on the valuation of the consideration provided, recognized assets and assumed liabilities.

Considered the adequacy of the disclosures included in Note 3.

2) Estimation uncertainty in stock options

Description of the key audit matter

We identified the accounting for stock options as a key audit matter due to the inherent complexity and high level of estimation uncertainty involved. The fair value of these instruments is not directly observable and requires the use of complex valuation models and assumptions that are subject to significant judgment by management such as stock price volatility in the black scholes calculation.

Please refer to Note 2 to the consolidated financial statements for the Group's accounting policy on stock options and Notes 2 and 11 which detail the critical judgments and estimates applied in determining the accounting and presentation for the stock options.

How the key audit matter was addressed in the audit

Our approach in addressing this matter included the following procedures, among others:

• Obtained and reviewed methodologies and models used by management to estimate the fair value of stock options to evaluate whether they comply with IFRS 2, Share-based Payment.

• Evaluated the reasonableness of the key assumptions used in the valuation models, specifically stock price volatility given the high estimation uncertainty involved.

• Involved internal valuation specialists to evaluate the applied methodology and to help assess the volatility assumptions used by management.

• Evaluated the fair value calculation and agreed assumptions and data to corroborative evidence

Considered the adequacy of the disclosures included in Note 11.

Emphasis of Matter - Restated Comparative Information

We draw attention to Note 22 to the consolidated financial statements, which explains that certain comparative information presented:

• As at December 31, 2022 and for the year December 31, 2022 has been restated.

• As at January 1, 2022 has been derived from the statement of financial position as at December 31, 2021 (not presented herein).

Our opinion is not modified in respect of this matter.

The financial statements for the years ended December 31, 2022 and 2021 (not presented herein but from which the comparative information as at January 1, 2022 has been derived), excluding the adjustments that were applied to restate certain comparative information were audited in accordance with International Standards on Auditing by another auditor who expressed unmodified opinions on those financial statements on March 30, 2023 and October 19, 2022.

As part of our audit of the consolidated financial statements for the year ended December 31, 2023, we also audited the adjustments applied to restate certain comparative information:

• As at and for the year ended December 31, 2022.

• As at January 1, 2022.

In our opinion, such adjustments are appropriate and have been properly applied.

Other than with respect to the adjustments that were applied to restate certain comparative information, we were not engaged to audit, review, or apply any procedures to the financial statements:

• As at December 31, 2022 and for the year ended December 31, 2022.

• For the year ended December 31, 2021 (not presented herein).

• As at January 1, 2022.

Accordingly, we do not express an opinion or any other form of assurance on those financial statements taken as a whole.

Other Information

Management is responsible for the other information. The other information comprises the information included in Management's Discussion and Analysis for the year ended December 31, 2023.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained the Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor's report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

• Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control.

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

• Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Group to cease to continue as a going concern.

• Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

• Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor's report is Fraser McGlenen.

Chartered Professional Accountants

Vancouver, British Columbia

June 3, 2024

BTQ TECHNOLOGIES CORP.

Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

	December 31,	December 31,	January 1,
	2023	2022	2022
	$	$	$
		(Restated -	(Restated -
		Note 22)	Note 22)
Assets
Current assets
Cash	2,862,023	2,058,214	-
Short-term investment (Note 8)	577,875	-	-
Other receivables (Note 14)	120,569	107,542	-
Prepaid expenses and deposits	229,696	28,734	31,080
Loan receivable (Note 6)	-	1,354,400	-
Total current assets	3,790,163	3,548,890	31,080
Non-current assets
Property and equipment (Note 4)	102,820	109,668	17,319
Right-of-use asset (Note 5)	29,905	119,690	-
Investments (Note 7)	77,229	63,915	-
Deposits	35,872	26,451	475
Total non-current assets	245,826	319,724	17,794
Total assets	4,035,989	3,868,614	48,874

Liabilities and shareholders' equity (deficit)
Current liabilities
Accounts payable and accrued liabilities (Note 14)	856,682	930,462	64,256
Corporate taxes payable	65,000	-	-
Loan payable	-	-	17,231
Current portion of lease obligation (Note 9)	33,554	81,974	-
Due to related parties (Note 14)	28,003	30,364	316,997
Total current liabilities	983,239	1,042,800	398,484
Non-current liabilities
Lease obligation (Note 9)	-	47,088
			-
Total liabilities	983,239	1,089,888	398,484
Shareholders' equity (deficit)
Share capital (Notes 3 and 10)	34,317,779	21,943,784	62,900
Options reserve (Notes 3 and 11)	2,018,686	-	-
Warrants reserve (Note 10)	67,386	-	-
RSUs reserve (Note 13)	1,217,252	-	-
Deficit	(34,568,353)	(19,165,058)	(412,510)
Total shareholders' equity (deficit)	3,052,750	2,778,726	(349,610)
Total liabilities and shareholders' equity (deficit)	4,035,989	3,868,614	48,874

Nature of operations and going concern (Note 1)

Commitment (Note 18)

Subsequent events (Note 24)

Approved and authorized for issuance on behalf of the Board on June 3, 2024:

"Olivier Roussy Newton"	Director	"Michael Resendes"	Director

The accompanying notes are an integral part of these consolidated financial statements.

BTQ TECHNOLOGIES CORP.

Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

	Year ended	Year ended
	December 31,	December 31,
	2023	2022
	$	$
		(Restated -
		Note 22)

Expenses
Consulting fees (Note 14)	120,497	151,762
Depreciation (Notes 4 and 5)	113,164	90,299
General and administrative (Note 23)	912,690	379,693
Marketing and promotion (Note 14)	1,341,812	254,396
Professional fees (Note 14)	636,285	356,244
Research and development (Notes 10 and 14)	2,553,365	16,464,559
Share-based compensation (Notes 10, 11, 13, and 14)	3,920,656	632,200
Transfer agent and regulatory fees	120,355	116,766
Wages and benefits (Note 14)	761,463	403,139
Total expenses	10,480,287	18,849,058
Loss before other income (expense)	(10,480,287)	(18,849,058)
Other income (expense)
Collaboration and other income (Note 20)	283,816	-
Foreign exchange income (loss)	(87,185)	108,059
Interest income	16,209	-
Interest expense (Note 9)	(11,179)	(11,549)
Listing costs (Note 3)	(4,006,915)	-
Transaction costs (Note 3)	(1,052,754)	-
Total other income (expense)	(4,858,008)	96,510
Loss before income taxes	(15,338,295)	(18,752,548)
Income tax provision (Note 21)	(65,000)	-
Net loss and comprehensive loss for the year	(15,403,295)	(18,752,548)
Loss per share, basic and diluted	(0.13)	(0.37)
Weighted average number of common shares outstanding	118,302,780	50,191,781

The accompanying notes are an integral part of these consolidated financial statements.

 BTQ TECHNOLOGIES CORP.
Consolidated Statements of Changes in Shareholders' Equity (Deficit)
(Expressed in Canadian dollars)

							Total
							shareholders'
	Share capital		Options	Warrants	RSUs		equity
	Number of	Amount	reserve	reserve	reserve	Deficit	(deficit)
	shares	$	$	$	$	$	$
		(Restated -				(Restated -	(Restated -
		Note 22)				Note 22)	Note 22)

Balance, December 31, 2021	1,000,000	62,900	-	-	-	(412,510)	(349,610)
Shares issued for cash	46,000,000	7,024,184	-	-	-	-	7,024,184
Share-based compensation	-	632,200	-	-	-	-	632,200
Fair value of shares issued for research	45,000,000	14,224,500	-	-	-	-	14,224,500
Net loss for the year	-	-	-	-	-	(18,752,548)	(18,752,548)
Balance, December 31, 2022	92,000,000	21,943,784	-	-	-	(19,165,058)	2,778,726
Shares of the Company pursuant to reverse takeover	8,747,629	3,499,051	-	-	-	-	3,499,051
Revaluation of stock options pursuant to reverse takeover	-	-	97,532	-	-	-	97,532
Shares issued for cash	18,001,250	7,200,500	-	-	-	-	7,200,500
Shares issued to finder for the Transaction	2,500,000	1,000,000	-	-	-	-	1,000,000
Share issuance costs	-	(107,806)	-	14,632	-	-	(93,174)
Fair value of finders' warrants allocated to
Transaction costs	-	-	-	52,754	-	-	52,754
Share-based compensation	-	-	1,921,154	-	1,999,502	-	3,920,656
Shares issued for vested RSU's	1,945,000	782,250	-	-	(782,250)	-	-
Net loss for the year	-	-	-	-	-	(15,403,295)	(15,403,295)
Balance, December 31, 2023	123,193,879	34,317,779	2,018,686	67,386	1,217,252	(34,568,353)	3,052,750

The accompanying notes are an integral part of these consolidated financial statements.

BTQ TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

	Year ended	Year ended
	December 31,	December 31,
	2023	2022
	$	$
		(Restated -
		Note 22)

Operating activities
Net loss for the year	(15,403,295)	(18,752,548)
Items not involving cash:
Depreciation	113,164	90,299
Foreign exchange translation loss (gain)	17,486	(4,421)
Listing costs	4,006,915	-
Interest expense	11,179	11,549
Share-based compensation	3,920,656	632,200
Shares issued for research	-	14,224,500
Transaction costs	1,052,754	-
Changes in non-cash operating working capital:
Other receivables	12,281	(107,542)
Prepaid expenses and deposits	(210,383)	(23,630)
Accounts payable and accrued liabilities	(528,857)	866,206
Corporate taxes payable	65,000	-
Due to related parties	(2,361)	-
Net cash used in operating activities	(6,945,461)	(3,063,387)
Investing activities
Purchase of short-term investment	(575,000)	-
Purchase of property and equipment	(17,788)	(122,432)
Purchase of investments	(13,314)	(63,915)
Loan receivable advance	-	(1,343,300)
Proceeds from loan receivable	1,335,500	-
Cash acquired in reverse takeover	16,562	-
Net cash provided by (used in) investing activities	745,960	(1,529,647)
Financing activities
Repayment of lease obligation	(104,016)	(69,072)
Repayment of loan payable	-	(17,231)
Repayment of related party loans	-	(286,633)
Proceeds from issuance of shares	7,200,500	7,024,184
Share issuance costs	(93,174)	-
Net cash provided by financing activities	7,003,310	6,651,248
Increase in cash	803,809	2,058,214
Cash, beginning of year	2,058,214	-
Cash, end of year	2,862,023	2,058,214

Supplemental cash flow information (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

BTQ Technologies Corp. (formerly Sonora Gold & Silver Corp.) ("the Company") was incorporated on November 23, 1983 under the Business Corporations Act (British Columbia). The principal activity of the Company is the development of computer-based technology related to post-quantum cryptography, particularly as it applies to blockchain and related technologies, and their protection from the emerging security risk of quantum computing. The Company's head office is located at 16-104 555 Burrard Street, Vancouver, BC, Canada. The Company's common shares trade on Cboe Canada under the ticker symbol "BTQ".

On February 17, 2023, the Company acquired all of the issued and outstanding shares of BTQ AG in exchange for 92,000,000 common shares. This transaction constituted a reverse takeover of the Company by BTQ AG with BTQ AG being identified as the accounting acquirer. As a result, these consolidated financial statements are a continuation of BTQ AG. The Company's results of operations are included from February 17, 2023 onwards, except for share capital which has been retroactively adjusted to reflect the capital of the Company. Refer to Note 3.

These consolidated financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. During the year ended December 31, 2023, the Company has not generated any revenues from operations and has negative cash flow from operations. As at December 31, 2023, the Company has an accumulated deficit of $34,568,353. The Company's ability to continue its operations and to realize its assets at their carrying values is dependent upon obtaining additional financing and generating revenues sufficient to cover its operating costs. Management is of the opinion that sufficient working capital will be obtained from external financing to meet the Company's liabilities and commitments as they become due, although there is a risk that additional financing will not be available on a timely basis or on terms acceptable to the Company. These factors indicate a material uncertainty that may cast significant doubt on the ability of the Company to continue as a going concern. These consolidated financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern. Such adjustments could be material.

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES

Statement of Compliance

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS") on a going concern basis.

Basis of Presentation

These consolidated financial statements have been prepared on a historical cost basis except for certain financial assets and liabilities, which are measured at fair value, as specified by IFRS for each type of asset, liability, income, and expense as set out in the accounting polices below.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, BTQ AG, a company incorporated in the Principality of Liechtenstein.

These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation. Control exists where the parent entity has power over the investee and is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are included in the financial statements from the date control commences until the date control ceases.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES (continued)

Functional Currency and Presentation Currency

As a result of the reverse takeover of the Company by BTQ AG on February 17, 2023, BTQ AG changed both its functional currency and the presentation currency of its financial statements from the U.S. dollar to the Canadian dollar.

BTQ AG is in the research and development stage and relies on the Company for its funding and decision making. In consideration of the indicators in IAS 21, The Effects of changes in Foreign Exchange Rates, the Company determined that BTQ AG is an extension of the Company. As a result, BTQ AG has the same functional currency as the Company, which is the Canadian dollar.

Under IAS 21, a change in an entity's functional currency is applied prospectively from the date of change.

Effective February 17, 2023, the accounting acquirer, BTQ AG, changed its presentation currency from U.S. dollars to Canadian dollars. In making this change in presentation currency, the Company followed the guidance in IAS 21 and has applied this change retrospectively, as if the Canadian dollar has always been its presentation currency, as follows:

• Assets and liabilities have been translated into Canadian dollar at the rate of exchange prevailing at the respective reporting dates;

• The consolidated statements of loss and comprehensive loss were translated at the average exchange rates for the respective reporting periods, or at the exchange rates prevailing at the applicable transaction date;

• Equity transactions have been translated at the exchange rate prevailing at the date of the transactions; and

• Exchange differences arising on translation were recorded in the consolidated statement of operations and comprehensive loss.

Refer to Note 22 for the impact of the change in presentation currency.

Use of Estimates and Judgments

The preparation of these consolidated financial statements in conformity with IFRS requires the Company's management to make judgments, estimates, and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, revenues, and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Significant estimates and judgments exercised by management in applying the Company's accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Reverse Takeover

The reverse takeover transaction was measured at the fair value of the common shares and stock options that BTQ would have had to issue to the shareholders of the Company. The fair value of common shares and stock options issued were estimated based on the Company's financing event which took place concurrently with the reverse takeover transaction. The fair values of identifiable assets acquired and liabilities assumed approximated their carrying values.

Research and development costs

Research costs are recognized as an expense when incurred but development costs may be capitalized as intangible assets if certain conditions are met as described in IAS 38 Intangible Assets. Management has determined that development costs do not meet the conditions for capitalization under IAS 38 and all research and development costs have been expensed.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES (continued)

Use of Estimates and Judgments (continued)

Fair values of stock options

Fair values of stock options are determined using the Black-Scholes option pricing model. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates and, therefore, existing models do not necessarily provide reliable measurement of the fair value of the Company's stock options and performance warrants.

Deferred income taxes

The determination of income tax expense and the composition of deferred income tax assets and liabilities involves judgment and estimates as to the future taxable earnings, expected timing of reversals of deferred income tax assets and liabilities, and interpretations of tax laws. The Company is subject to assessments by tax authorities who may interpret the tax law differently. Changes in these interpretations, judgments, and estimates may materially affect the final amount of current and deferred income tax provisions, deferred income tax assets and liabilities, and results of operations.

Going concern presentation

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The assessment of the Company's ability to source future operations and continue as a going concern involves judgement. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. If the going concern assumption is not appropriate for the financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenue and the expenses and the statement of financial position classifications used.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance, are readily convertible to known amounts of cash, and which are subject to insignificant risk of changes in value to be cash equivalents.

Property and Equipment

The Company depreciates the cost of property and equipment over their estimated useful lives using the declining balance basis at the following rates:

Computer equipment	25%
Furniture and equipment	10%

Residual values and useful economic lives are reviewed at least annually, and adjusted if appropriate, at each reporting date. Subsequent expenditure relating to an item of property and equipment is capitalized when it is probable that future economic benefits from the use of the assets will be increased. All other subsequent expenditures are recognized as repairs and maintenance expenses during the period in which they are incurred. Gains and losses on disposal of equipment are determined by comparing the proceeds from disposal with the carrying amount of the asset and are recognized net within other income in the consolidated statement of operations and comprehensive loss.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES (continued)

Leases

Under IFRS 16 - Leases, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date for leases greater than 12 months. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. Right-of-use assets are subsequently depreciated over the remaining term of the lease and are carried at cost less accumulated depreciation and impairment. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate. Lease liabilities are subsequently reduced by lease payments net of interest expense calculated using the effective interest method.

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease.

Impairment of Non-Current Assets

At each reporting date, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there are any indications of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any.

Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash generating unit ("CGU") to which the asset belongs. The recoverable amount is determined as the higher of fair value less direct costs to sell and the asset's value in use. In assessing value in use, the estimated future cash flows are discounted to their present value. Estimated future cash flows are calculated using estimated recoverable reserves, estimated future commodity prices, and the expected future operating and capital costs. The pre-tax discount rate applied to the estimated future cash flows reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted.

If the carrying amount of an asset or CGU exceeds its recoverable amount, the carrying amount of the asset or CGU is reduced to its recoverable amount through an impairment charge to the consolidated statement of operations and comprehensive loss.

Assets that have been impaired are tested for possible reversal of the impairment whenever events or changes in circumstance indicate that the impairment may have reversed. When an impairment subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but only so that the increased carrying amount does not exceed the carrying amount that would have been determined (net of depreciation, depletion and amortization) had no impairment loss been recognized for the asset or CGU in prior periods. A reversal of impairment is recognized as a gain in the consolidated statement of operations and comprehensive loss.

Foreign Currency Translation

The functional currency of the Company and its subsidiary is the currency of the primary economic environment in which the entity operates. The Company's and its subsidiary's functional currency is the Canadian dollar.

Transactions denominated in currencies other than the functional currency are translated using the exchange rate in effect on the transaction date or at the annual average rate. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange in effect at the consolidated statements of financial position date. Non-monetary items are translated using the historical rate on the date of the transaction. Foreign exchange gains and losses are included in the consolidated statement of operations and comprehensive loss.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements Years Ended December 31, 2023 and 2022 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES (continued)

Financial Instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the respective instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are included in the initial carrying value of the related instrument and are amortized using the effective interest method. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in the consolidated statement of operations and comprehensive loss.

Fair value estimates are made at the statement of financial position date based on relevant market information and information about the financial instrument. All financial instruments are classified into either: fair value through profit or loss ("FVTPL") or amortized cost.

The Company has made the following classifications:

Cash	Amortized cost
Short-term investment	Amortized cost
Other receivables (excluding GST/VAT)	Amortized cost
Loan receivable	Amortized cost
Investments	FVTPL
Accounts payable and accrued liabilities	Amortized cost
Due to related parties	Amortized cost

Financial assets

The classification of financial assets depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Financial assets at FVTPL

Financial assets are classified as FVTPL when the financial asset is either held for trading or it is designated as FVTPL. A financial asset is classified as held for trading if:

• it has been acquired principally for the purpose of selling it in the near term; or

• on initial recognition, it is part of a portfolio of identified financial instruments that the Company manages together and has a recent actual pattern of short-term profit-taking; or

• it is a derivative that is not designated and effective as a hedging instrument.

Financial assets at amortized cost

Financial assets at amortized cost are non-derivative financial assets which are held within a business model whose objective is to hold assets to collect contractual cash flows and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. A financial asset (unless it is a trade receivable without a significant financing component that is initially measured at the transaction price) is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition. Subsequent to initial recognition, financial assets are measured at amortized cost using the effective interest method, less any impairment.

Impairment of financial assets

Financial assets, other than those classified as FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been decreased.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES (continued)

Financial Instruments (continued)

When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are offset against the allowance account. Changes in the carrying amount of the allowance account are recognized in the consolidated statement of operations and comprehensive loss. Loss allowances are based on the lifetime ECL's that result from all possible default events over the expected life of the trade receivable, using the simplified approach.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through the consolidated statement of operations and comprehensive loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized as the proceeds received, net of direct issue costs.

Other financial liabilities

Other financial liabilities (including loans and borrowings and trade payables and other liabilities) are initially measured at fair value, net of transaction costs. Subsequently, other financial liabilities are measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Research and Development Costs

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the consolidated statement of operations and comprehensive loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products or processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalized includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and borrowing costs on qualifying assets. Other development expenditures are recognized in the consolidated statements of operations and comprehensive loss as incurred.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company's accounting policy for revenue recognition under IFRS 15, Revenue from Contracts with Customers, follows a five-step model to determine the amount and timing of revenue to be recognized:

1. Identifying the contract with a customer;

2. Identifying the performance obligations within the contract;

3. Determining the transaction price;

4. Allocating the transaction price to the performance obligations; and

5. Recognizing revenue when/as performance obligation(s) are satisfied.

The Company analyzes its collaboration arrangements to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. The Company assesses whether there are any elements of the collaboration that are more reflective of a vendor-customer relationship and is therefore within the scope of IFRS 15. For these elements of the arrangement that are accounted for pursuant to IFRS 15, the Company applies the five-step model above. The collaboration arrangement entered into during the year ended December 31, 2023 did not meet the scope of IFRS 15. Refer to Note 20.

Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Share-based Compensation

The grant date fair value of equity-based payment awards granted to employees is generally recognized as share-based compensation expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Where equity instruments are granted to parties other than employees, they are recorded by reference to the fair value of the services received. If the fair value of the services received cannot be reliably estimated, the Company measures the services received by reference to the fair value of the equity instruments granted, measured at the date the counterparty renders service.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

The fair value of stock options is measured at the grant date using the Black-Scholes option pricing model. The fair value is recognized as an expense over the vesting period, which is the period over which all of the specified vesting conditions are satisfied with a corresponding increase in equity. For awards with graded vesting, the fair value of each tranche is recognized over its respective vesting period. Non-market vesting conditions are considered in making assumptions about the number of awards that are expected to vest. When the options are exercised, any proceeds received are credited to share capital along with the amount reflected in share-based payment reserve.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

2. BASIS OF PRESENTATION AND MATERIAL ACCOUNTING POLICIES (continued)

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The computation of diluted loss per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on the income per share. The dilutive effect of convertible securities is reflected in the diluted loss per share by application of the "if converted" method. When a loss is incurred during the period, basic and diluted loss per share are the same as the exercise of stock options, share purchase warrants, and restricted share units is considered to be anti-dilutive.

Short-term Investments

Short-term investments consist of highly liquid short-term interest bearing securities with maturities at the date of purchase of greater than three months, but less than one year, and of other marketable securities.

Accounting standards issued but not yet effective

A number of new standards, and amendments to standards and interpretations, are not yet effective for the year ended December 31, 2023, and have not been early adopted in preparing these consolidated financial statements. These new standards, and amendments to standards and interpretations are either not applicable or are not expected to have a significant impact on the Company's consolidated financial statements.

3. REVERSE TAKEOVER

On December 31, 2021 (as amended on April 29, 2022, July 30, 2022, and November 29, 2022), the Company, BTQ AG, and shareholders of BTQ AG entered into an agreement pursuant to which the Company agreed to acquire all of the issued and outstanding shares of BTQ AG (the "Transaction").

The closing of the Transaction occurred on February 17, 2023, at which time the Company issued 92,000,000 common shares in exchange for the issued and outstanding common shares of BTQ AG. The Company consolidated its common shares on a 10:1 basis immediately prior to the closing of the transaction.

As a result of the completion of the Transaction, the former shareholders of BTQ AG acquired 75.88% of the outstanding common shares of the Company, and, for accounting purposes, are considered to have acquired control of the Company. Accordingly, the Transaction constitutes a reverse acquisition of the Company by BTQ AG and has been accounted for as a reverse acquisition transaction in accordance with the guidance provided in IFRS 2, Share-based Payment and IFRS 3, Business Combinations. As the Company did not qualify as a business prior to the closing of the transaction according to the definition in IFRS 3, this reverse acquisition did not constitute a business combination; rather it was treated as an issuance of shares by BTQ AG for the net assets of the Company. Accordingly, no goodwill was recorded with respect to the Transaction. The Transaction was measured at the fair value of the common shares that BTQ AG would have had to issue to the shareholders of the Company, being 8,747,629 common shares with a fair value of $3,499,051, and the fair value of 350,000 stock options of the Company with a fair value of $97,532, to give the shareholders of the Company the same percentage of equity interest in the combined entity that results from the reverse acquisition had it taken the legal form of BTQ AG acquiring the Company. The Company issued 2,500,000 common shares with a fair value of $1,000,000 as a finder's fee for the Transaction. The fair value of common shares and stock options issued were estimated based on the Company's financing event which took place concurrently to the reverse takeover transaction at the price of $0.40 per common share. Refer to Note 10. As BTQ AG was deemed to be the acquirer for accounting purposes, its assets, liabilities, and operations since its incorporation on March 26, 2021 are included in these consolidated financial statements at their historical carrying values. The assets, liabilities, and results of operations of the Company are included in these consolidated financial statements from the date acquisition on February 17, 2023.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

3. REVERSE TAKEOVER (continued)

The purchase price is allocated as follows:

$
Fair value of the Company's shares (8,747,629 common shares)	3,499,051
Fair value of 350,000 stock options of the Company outstanding	97,532
Total consideration	3,596,583
Less: fair value of identifiable assets acquired and liabilities assumed:
Cash	16,562
Cash held in escrow	7,200,500
Receivables	25,308
Restricted cash	2,875
Accounts payable and accrued liabilities	(455,077)
Subscription receipts liabilities	(7,200,500)
Net liabilities assumed	(410,332)
Listing costs	4,006,915

The fair value of stock options of the Company was calculated using the Black-Scholes option pricing model with the following assumptions: volatility of 150%, expected life of 2.1 years, no dividends, no forfeitures, and a risk-free rate of 4.15%.

4. PROPERTY AND EQUIPMENT

		Furniture and
	IT equipment	equipment	Total
	$	$	$
Cost:
Balance, December 31, 2021	23,092	-	23,092
Additions	78,511	43,921	122,432
Balance, December 31, 2022	101,603	43,921	145,524
Additions	13,179	4,609	17,788
Balance, December 31, 2023	114,782	48,530	163,312
Accumulated depreciation:
Balance, December 31, 2021	5,773	-	5,773
Additions	25,690	4,393	30,083
Balance, December 31, 2022	31,463	4,393	35,856
Additions	20,466	4,170	24,636
Balance, December 31, 2023	51,929	8,563	60,492
Carrying amounts:
As at December 31, 2022	70,140	39,528	109,668
As at December 31, 2023	62,853	39,967	102,820

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

5. RIGHT-OF-USE ASSET

$
Cost:
Balance, December 31, 2021	-
Additions	184,426
Balance, December 31, 2022 and 2023	184,426
Accumulated depreciation:
Balance, December 31, 2021	-
Additions	61,093
Foreign exchange translation difference	3,643
Balance, December 31, 2022	64,736
Additions	92,149
Foreign exchange translation difference	(2,364)
Balance, December 31, 2023	154,521
Carrying amounts:
As at December 31, 2022	119,690
As at December 31, 2023	29,905

6. LOAN RECEIVABLE

On December 1, 2022, BTQ AG entered into an agreement with MEV Trading Inc. ("MEV"), under which the BTQ AG granted a loan of $1,354,400 (US$1,000,000) which is non-interest bearing, and due on June 30, 2023. In consideration for the loan, MEV issued a warrant to BTQ AG entitling BTQ AG to purchase shares of MEV non-voting stock equal to 10% of the loan amount based on the fully-diluted pre-money valuation of the borrower as determined by the most recent qualified equity financing round before the maturity date or within one year of issuance, whichever occurs earlier (expired on June 30, 2023). The fair value of the warrants issued was determined to be nominal. On August 7, 2023, the Company received repayment of the $1,343,300 (US$1,000,000) loan receivable.

7. INVESTMENTS

$
Balance, December 31, 2021	-
Additions	63,915
Balance, December 31, 2022	63,915
Additions	13,314
Balance, December 31, 2023	77,229

During the year ended December 31, 2022, the BTQ AG invested $63,915 (US$50,000) in the form of a Simple Agreement for Future Equity ("SAFE") in the Holonym Foundation ("Holonym"), which is a public benefit corporation. The investment is not traded in an active market.

On January 11, 2023, BTQ AG invested $13,314 (US$10,000) in the form of a SAFE into Cysic Inc. The investment is not traded in an active market.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

8. SHORT-TERM INVESTMENT

The Company has pledged a guaranteed investment certificate ("GIC") as collateral for the Company's credit cards. The GIC earns interest at Prime Rate less 2.7% per annum and has a maturity date of June 6, 2024.

9. LEASE OBLIGATION

On May 15, 2022, the Company entered into a premises lease agreement which gives the Company the right to use an underlying asset which expires on May 14, 2024. The Company's obligation to make lease payments arising from the lease is calculated by discounting the fixed lease payments over the lease term at the Company's incremental borrowing rate. The incremental borrowing rate used in the calculation was 13%.

	2023	2022
	$	$
Balance, beginning of year	129,062	-
Additions	-	184,426
Payments	(104,016)	(68,960)
Interest	11,179	11,549
Foreign exchange translation difference	(2,671)	2,047
Balance, end of year	33,554	129,062
Less: current portion	33,554	81,974
Non-current portion	-	47,088

10. SHARE CAPITAL

Authorized: Unlimited number of common shares without par value Share transactions during the year ended December 31, 2023:

• On February 17, 2023, the Transaction closed, resulting in a reverse takeover (refer to Note 3). The Transaction was measured at the fair value of the shares that BTQ AG would have had to issued to the shareholders of the Company, being 8,747,629 common shares with a fair value of $3,499,051.

• On February 17, 2023, the Company issued 2,500,000 common shares with a fair value of $1,000,000 as a finder's fee for the Transaction.

• On February 17, 2023, the Company completed a subscription receipt financing of 18,001,250 common shares at $0.40 per share for gross proceeds of $7,200,500. In connection with the financing, the Company incurred share issuance costs of $93,174 and issued 232,936 finders' warrants exercisable at $0.40 per common share expiring on February 17, 2025. The fair value of finders' warrants was determined to be $67,386 which was calculated using the Black-Scholes option pricing model with the following assumptions: volatility of 150%, expected life of 2 years, no dividends, and a risk-free rate of 4.15%.

• On July 7, 2023, the Company issued 1,822,500 common shares pursuant to the conversion of vested RSUs.

• On November 6, 2023, the Company issued 22,500 common shares pursuant to the conversion of vested RSUs.

• On November 13, 2023, the Company issued 100,000 common shares pursuant to the conversion of vested RSUs.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

10. SHARE CAPITAL (continued)

Share transactions during the year ended December 31, 2022:

• On June 9, 2022, the BTQ AG issued 45,000,000 Class A shares with a fair value $14,224,500 to acquire in-process research from the Chief Executive Officer ("CEO") of BTQ AG.

• On June 9, 2022, the BTQ AG issued 2,500,000 Class A shares with a fair value of $790,250 for which the Company received proceeds of $158,050 (US$125,000) and recognized share-based compensation of $632,200 for services rendered.

• On June 9, 2022, the BTQ AG issued 23,500,000 Class B shares at $0.013 (US$0.01) per share for proceeds of $297,134 (US$235,000) to the CEO of BTQ AG.

• On July 14, 2022, the BTQ AG issued 20,000,000 Class A shares at $0.328 (US$0.25) per share for proceeds of $6,569,000 (US$5,000,000).

Escrowed shares

On completion of the Transaction, certain principals of the Company entered into a NP 46-201 Escrow Agreement with the NEO Exchange and Computershare Trust Company of Canada, as escrow agent, in respect of 45,250,000 common shares. Under the terms of the Escrow Agreement, 25% of such escrowed securities were released upon closing (February 17, 2023) with subsequent 25% releases occurring 6, 12, and 18 months from closing. These escrow shares will be released as follows:

Date of automatic timed release	Amount of escrow shares released
On the date that the Company's common shares were listed on the NEO, February 17, 2023	1/4 of the escrowed shares
6 months after the listing date (August 17, 2023)	1/4 of the escrowed shares
12 months after the listing date (February 17, 2024)	1/4 of the escrowed shares
18 months after the listing date (August 17, 2024)	The remainder of the escrowed shares

As at December 31, 2023, 22,625,000 common shares remained in escrow.

11. STOCK OPTIONS

The Company has a stock option plan (the "Plan") for directors, officers, employees, and consultants of the Company. Stock options are exercisable for periods of up to five years, as determined by the Board of Directors of the Company, to purchase common shares of the Company at a price not less than the discounted market price on the date of the grant. The maximum number of shares which may be issuable under the Plan cannot exceed 10% of the total number of issued and outstanding common shares on a non- diluted basis.

The following table summarizes the continuity of the Company's stock options:

		Weighted
		average
		exercise
	Number of	price
	stock options	$
Outstanding, December 31, 2021 and 2022	-	-
Outstanding stock options of the Company prior to reverse takeover	350,000	0.50
Granted	8,310,000	0.41
Expired	(890,000)	0.44
Outstanding, December 31, 2023	7,770,000	0.41
Exercisable, December 31, 2023	2,230,000	0.41

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

11. STOCK OPTIONS (continued)

Additional information regarding stock options outstanding as at December 31, 2023, is as follows:

	Outstanding			Exercisable
		Weighted
		average	Weighted		Weighted
Range of		remaining	average		average
exercise prices	Number of	contractual	exercise price	Number of	exercise price
$	stock options	life (years)	$	stock options	$
0.40 to 0.45	7,230,000	3.0	0.40	2,050,000	0.40
0.50	180,000	1.2	0.50	180,000	0.50
0.57	100,000	5.7	0.57	-	-
0.64 to 0.65	210,000	4.0	0.64	-	-
0.68	50,000	4.6	0.68	-	-
	7,770,000	3.0	0.41	2,230,000	0.41

The fair value for stock options granted have been estimated using the Black-Scholes option pricing model assuming no expected dividends or forfeitures and the following weighted average assumptions:

2023
Risk-free interest rate	3.59%
Expected life (in years)	4.0
Expected volatility	199%

During the year ended December 31, 2023, the Company recognized share-based compensation expense of $1,921,154 (2022 - $nil), with a corresponding increase to options reserve (2022 - $nil). The weighted average fair value of the stock options granted during the year ended December 31, 2023 was $0.37 (2022 - $nil) per option.

12. SHARE PURCHASE WARRANTS

The following table summarizes the continuity of share purchase warrants:

		Weighted
		average
		exercise
	Number of	price
	warrants	$
Balance, December 31, 2021 and 2022	-	-
Issued	232,936	0.40
Balance, December 31, 2023	232,936	0.40

As at December 31, 2023, the following share purchase warrants were outstanding and exercisable:

Number of	Exercise
warrants	price
outstanding	$	Expiry date
232,936	0.40	February 17, 2025

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements Years Ended December 31, 2023 and 2022 (Expressed in Canadian dollars)

13. RESTRICTED SHARE UNITS

A summary of the changes in RSUs is presented below:

Number of
RSUs
Balance, December 31, 2021 and 2022	-
Issued	3,930,000
Converted	(1,945,000)
Balance, December 31, 2023	1,985,000
Unvested	1,135,000
Vested, December 31, 2023	850,000

During the year ended December 31, 2023, 3,930,000 restricted share units ("RSUs") (2022 - nil) were granted. The weighted average grant date fair value for RSUs granted during the year end December 31, 2023 was $0.44 per RSU. During the year ended December 31, 2023, the Company recognized share- based compensation expense of $1,999,502 with a corresponding increase to RSU reserve and $782,250 was transferred to share capital upon the vesting of 1,945,000 RSUs.

14. RELATED PARTY TRANSACTIONS

Key management personnel are persons responsible for planning, directing, and controlling the activities of an entity, and include all officers and directors of the Company. Key management personnel compensation during the years ended December 31, 2023 and 2022 was comprised of the following:

	2023	2022
	$	$
Consulting fees	97,163	93,694
Marketing and promotion	97,163	63,302
Professional fees	59,661	-
Research and development	413,158	495,547
Wages and benefits	290,543	196,977
Total short-term benefits	957,688	849,520
Share-based payments	765,827	-
	1,723,515	849,520

As at December 31, 2023, the Company owed $114,223 (2022 - $27,264) (2021 - $314,095) to the CEO of the Company, of which $89,247 (2022 - $nil) (2021 - $nil) is included in accounts payable and accrued liabilities. The amounts owed are non-interest bearing, unsecured, and due on demand.

As at December 31, 2023, the Company was owed $49,888 (2022 - $7,110) (2021 - $nil) from the Chief Operating Officer ("COO") of the Company, which is included in other receivables.

As at December 31, 2023, the Company owed $3,027 (2022 - $3,100) (2021 - $2,902) to a company controlled by the CEO and COO of the Company, which is non-interest bearing, unsecured, and due on demand.

As at December 31, 2023, the Company owed $7,350 (2022 - $nil) (2021 - $nil) to a firm where the Chief Financial Officer of the Company is a partner, which is included in accounts payable and accrued liabilities.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

14. RELATED PARTY TRANSACTIONS (continued)

As at December 31, 2023, the Company owed $132,260 (2022 - $135,440) (2021 - $nil) to the Chief Cryptographer of the Company, which is included in accounts payable and accrued liabilities.

As at December 31, 2023, the Company owed $7,936 (2022 - $nil) (2021 - $nil) to the Head of Corporate Development of the Company, which is included in accounts payable and accrued liabilities.

15. SUPPLEMENTAL CASH FLOW INFORMATION

	2023	2022
	$	$
Non-cash investing and financing activities:
Receivables acquired in reverse takeover	25,308	-
Restricted cash acquired in reverse takeover	2,875	-
Accounts payable and accrued liabilities assumed in reverse takeover	455,077	-
Shares issued for vested RSUs	782,250	-
Finders' warrants issued pursuant to private placement	14,632	-

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a) Fair Values

Fair value hierarchy

The following provides a description of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

• Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

• Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

• Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Assets and liabilities measured at fair value on a recurring basis were presented on the Company's statement of financial position as at December 31, 2023 and 2022 as follows:

Fair value measurements using
	Quoted prices in	Significant
	active markets	other	Significant
	for identical	observable	unobservable	Balance,
	instruments	inputs	inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2023
	$	$	$	$
Investments	-	-	77,229	77,229

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(a) Fair Values (continued)

Fair value measurements using
	Quoted prices in	Significant
	active markets	other	Significant
	for identical	observable	unobservable	Balance,
	instruments	inputs	inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2022
	$	$	$	$
Investments	-	-	63,915	63,915

The fair values of the Company's other financial instruments, which include cash, short-term investment, other receivables, loan receivable, accounts payable and accrued liabilities, lease obligation, and due to related parties, approximate their carrying values due to the relatively short-term maturity of these instruments.

(b) Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions. The carrying amount of financial assets represents the maximum credit exposure.

(c) Foreign Exchange Rate Risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company is exposed to foreign currency risk to the extent that monetary assets and liabilities are denominated in a foreign currency.

The following tables indicate the impact of foreign currency exchange risk on net working capital as at December 31, 2023 and 2022. The tables below also provides a sensitivity analysis of a 10% strengthening of the foreign currency against functional currencies identified which would have increased (decreased) the Company's net loss by the amounts shown in the tables below. A 10% weakening of the foreign currency against the functional currencies would have had the equal but opposite effect as at December 31, 2023 and 2022.

2023	TWD	US$
Cash	9,201,660	296,479
Accounts payable and accrued liabilities	-	(190,659)
Lease obligation	(778,794)	-
Total foreign currency financial assets and liabilities	8,422,866	105,820
Impact of a 10% strengthening or weakening of foreign exchange rate	842,287	10,582

2022	TWD	US$
Cash	1,230,771	1,479,624
Accounts payable and accrued liabilities	-	(309,447)
Lease obligation	(2,923,542)	-
Total foreign currency financial assets and liabilities	(1,692,771)	1,170,177
Impact of a 10% strengthening or weakening of foreign exchange rate	169,277	117,018

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(d) Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to significant interest rate risk as it does not have any liabilities with variable rates.

(e) Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company's objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when due. The Company relies on raising debt or equity financing in a timely manner. Refer to going concern disclosure in Note 1.

The following amounts are the contractual maturities of financial liabilities as at December 31, 2023, 2022, and 2021:

2023		Within	Within
	Total	1 year	2-5 years
	$	$	$
Accounts payable and accrued liabilities	856,682	856,682	-
Lease obligation	33,554	33,554	-
Due to related parties	28,003	28,003	-
Total	918,239	918,239	-

2022		Within	Within
	Total	1 year	2-5 years
	$	$	$
Accounts payable and accrued liabilities	930,462	930,462	-
Lease obligation	129,062	81,974	47,088
Due to related parties	30,364	30,364	-
Total	1,089,888	1,042,800	47,088

2021		Within	Within
	Total	1 year	2-5 years
	$	$	$
Accounts payable and accrued liabilities	64,256	64,256	-
Loan payable	17,231	17,231	-
Due to related parties	316,997	316,997	-
Total	398,484	398,484	-

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

17. CAPITAL MANAGEMENT

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash and equity comprised of issued share capital, share-based payment reserve, and warrant reserve.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issuances or by undertaking other activities as deemed appropriate under the specific circumstances.

The Company is not subject to externally imposed capital requirements and the Company's overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2022.

18. COMMITMENT

On September 22, 2023, the Company entered into a premises lease agreement. Effective October 1, 2023, the Company is obligated to make a monthly lease payment of $9,280 for a period of one year.

19. SEGMENTED INFORMATION

The Company has one operating segment, the research and development of computer-based technology related to post-quantum cryptography. The Company's head office is in Canada and operations are in Canada and Taiwan. Geographic information for non-current assets other than financial instruments is as follows:

2023	Taiwan	Total
	$	$
Property and equipment	102,820	102,820
Right-of-use asset	29,905	29,905
Deposits	35,872	35,872
	168,597	168,597

2022	Taiwan	Total
	$	$
Property and equipment	109,668	109,668
Right-of-use asset	119,690	119,690
Deposits	26,451	26,451
	255,809	255,809

20. COLLABORATION INCOME

On May 1, 2023, the Company entered into a research and collaboration agreement with a third party. The Company agreed to conduct a research program and was responsible for the engagement of the researchers and contractors while the other party provided funding of $257,359 which was recorded as collaboration income. The two parties jointly own the rights of the intellectual property resulting from the research program.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

21. INCOME TAXES

The following table reconciles the expected income tax expense (recovery) at the statutory income tax rates to the amounts recognized in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2023:

	2023	2022
	$	$
Net loss before income taxes	(15,403,295)	(18,752,549)
Statutory tax rate	27%	12.5%
Expected income tax recovery	(4,158,890)	(2,344,069)
Tax effect of:
Permanent differences and other	1,924,665	2,081,080
Difference due to tax rate of foreign jurisdiction	649,105	-
Foreign exchange rate impact on temporary differences	24,354	(2,707)
Change in unrecognized deferred income tax assets	1,625,766	265,696
Income tax provision	65,000	-

The significant components of deferred income tax assets and liabilities are as follows:

	2023	2022
	$	$
Deferred income tax assets
Non-capital losses carried forward	1,903,613	297,973
Share issuance costs	20,126	-
Total gross deferred income tax assets	1,923,739	297,973
Total unrecognized deductible temporary differences	(1,923,739)	(297,973)
Net deferred income tax asset	-	-

Deferred income tax assets are only recognized to the extent that the realization of tax benefits is determined to be probable. As at December 31, 2023 and 2022, the Company has not recognized the benefit of the following deductible temporary differences:

		2023		2022
	Expiry	$	Expiry	$

Non-capital losses - Canadian	2043	3,964,523		-
Non-capital losses - foreign	No expiry	6,665,540	No expiry	2,383,783
Share issuance costs	2024 to 2027	74,539		-
		10,704,602		2,383,783

The group's current tax provision of $65,000 relates to management's assessment of the amount of tax payable on open tax positions where the liabilities remain to be agreed upon with foreign tax authorities. Uncertain tax items for which a provision of $65,000 is made, relate principally to the interpretation of tax legislation regarding arrangements entered into by the group.

22. RESTATEMENTS AND CHANGE IN PRESENTATION CURRENCY

BTQ AG has restated its financial statements as at December 31, 2022 and for the year then ended to correct the fair value of shares issued to a related party for research and was determined to not meet the capitalization criteria, expense cut-off errors, accounting for the premises lease under IFRS 16, classification of a loan receivable, and improperly capitalized research and website costs. The statement of cash flows has been restated to reflect the adjustments and removes non-cash transactions which were incorrectly included in investing and financing activities.

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

22. RESTATEMENTS AND CHANGE IN PRESENTATION CURRENCY (continued)

In addition, certain of the prior year's figures were reclassified to conform to the current year's presentation.

BTQ AG also restated its financial statements for the year ended December 31, 2021 to correct improperly capitalized research costs.

Effective February 17, 2023, BTQ AG's functional currency and presentation currency was changed from the U.S. dollar to the Canadian dollar. The change in presentation currency was accounted for as a change in accounting policy and applied retrospectively, as if the new presentation currency had always been the presentation currency of the financial statements.

The impact of the restatements and change in presentation currency as at December 31, 2022 and for the year then ended is summarized below:

Statement of Financial Position

				Restated
				to presentation
	As reported	Adjustments	Restated	currency
	US$	US$	US$	$
Assets
Current assets
Cash	1,519,650	-	1,519,650	2,058,214
Receivables	79,402	-	79,402	107,542
Prepaid expenses and deposits	21,215	-	21,215	28,734
Loan receivable	-	1,000,000	1,000,000	1,354,400
Total current assets	1,620,267	1,000,000	2,620,267	3,548,890
Non-current assets
Property and equipment	85,366	-	85,366	109,668
Intangible asset	3,743,470	(3,743,470)	-	-
Right-of-use asset	-	92,403	92,403	119,690
Investments	1,050,000	(1,000,000)	50,000	63,915
Deposits	19,530	-	19,530	26,451
Total non-current assets	4,898,366	(4,651,067)	247,299	319,724
Total assets	6,518,633	(3,651,067)	2,867,566	3,868,614
Liabilities and shareholders' equity
Current liabilities

Accounts payable and accrued liabilities	546,918	140,074	686,992	930,462
Current portion of lease obligation	-	60,524	60,524	81,974
Due to related parties	2,289	20,130	22,419	30,364
Total current liabilities	549,207	220,798	769,935	1,042,800
Non-current liabilities
Lease obligation	-	34,767	34,767	47,088
Due to related parties	20,130	(20,130)	-	-
Total liabilities	569,337	235,365	804,702	1,089,888
Shareholders' equity
Share capital	7,675,000	9,485,000	17,160,000	21,943,784
Deficit	(1,725,704)	(13,371,432)	(15,097,136)	(19,165,058)
Total shareholders' equity	5,949,296	(3,886,432)	2,062,864	2,778,726
Total liabilities and shareholders' equity	6,518,633	(3,651,067)	2,867,566	3,868,614

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

22. RESTATEMENTS AND CHANGE IN PRESENTATION CURRENCY (continued)

Statement of Operations and Comprehensive Loss

	Year ended December 31, 2022
					Restated to
					presentation
	As reported	Adjustments	Reclassifications	Restated	currency
	US$	US$	US$	US$	$
Expenses
Consulting fees	-	-	116,623	116,623	151,762
Depreciation	419,478	(349,940)	-	69,538	90,299
Expenses paid for purchased services	829,759	-	(829,759)	-	-
General and administrative	-	(48,579)	340,359	291,780	379,693
Marketing and promotion	-	105,450	90,044	195,494	254,396
Other expenses	526,231	-	(526,231)	-	-
Professional fees	-	33,524	240,236	273,760	356,244
Research and development	-	12,913,450	57,951	12,971,401	16,464,559
Share-based compensation	-	500,000	-	500,000	632,200
Transfer agent and regulatory fees	-	89,730	-	89,730	116,766
Wages and benefits	1,447,456	-	(1,137,659)	309,797	403,139
Other capitalized costs and services	(1,650,526)	-	1,650,526	-	-
Total expenses	1,572,398	13,243,635	2,090	14,818,123	18,849,058
Loss before other income (expense)	(1,572,398)	(13,243,635)	(2,090)	(14,818,123)	(18,849,058)
Other income (expense)
Foreign exchange income	55,424	-	-	55,424	108,059
Income tax expense	(2,090)	-	2,090	-	-
Interest expense	-	(8,875)	-	(8,875)	(11,549)
Total other income (expense)	53,334	(8,875)	2,090	46,549	96,510
Net loss and comprehensive loss	(1,519,064)	(13,252,510)	-	(14,771,574)	(18,752,548)
Loss per share, basic and diluted	(0.03)	(0.26)	-	(0.29)	(0.37)

Statement of Changes in Shareholders' Equity

	As at December 31, 2022
				Restated to
				presentation
	As reported	Adjustments	Restated	currency
	US$	US$	US$	$
Shareholders' equity
Share capital	7,675,000	9,485,000	17,160,000	21,943,784
Deficit	(1,725,704)	(13,371,432)	(15,097,136)	(19,165,058)
Total shareholders' equity	5,949,296	(3,886,432)	2,062,864	2,778,726

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

22. RESTATEMENTS AND CHANGE IN PRESENTATION CURRENCY (continued)

Statement of Cash Flows

	Year ended December 31, 2022
				Restated to
				presentation
	As reported	Adjustments	Restated	currency
	US$	US$	US$	$
Operating activities
Net loss	(1,516,974)	(13,254,600)	(14,771,574)	(18,752,548)
Items not involving cash:
Amortization of intangible asset	396,428	(396,428)	-	-
Depreciation	23,050	46,489	69,539	90,299
Foreign exchange translation loss (gain)	11,168	(11,243)	(75)	(4,421)
Income taxes	(2,090)	2,090	-	-
Interest expense	-	8,775	8,775	11,549
Share-based compensation	-	500,000	500,000	632,200
Shares issued for research	-	11,250,000	11,250,000	14,224,500
Changes in non-cash operating working capital:
Receivables	(79,402)	-	(79,402)	(107,542)
Prepaid expenses and deposits	3,300	(19,155)	(15,855)	(23,630)
Accounts payable and accrued liabilities	495,124	141,184	636,308	866,206
Net cash used in operating activities	(669,396)	(1,732,888)	(2,402,284)	(3,063,387)
Investing activities
Purchase of property and equipment	(94,557)	-	(94,557)	(122,432)
Purchase of investments	(1,050,000)	1,000,000	(50,000)	(63,915)
Intangible assets	(4,020,976)	4,020,976	-	-
Deposit	(19,611)	19,611	-	-
Loan receivable advance	-	(1,000,000)	(1,000,000)	(1,343,300)
Net cash used in investing activities	(5,185,144)	4,040,587	(1,144,557)	(1,529,647)
Financing activities
Repayment of lease obligation	-	(52,300)	(52,300)	(69,072)
Repayment of loan payable	-	(13,591)	(13,591)	(17,231)
Repayment of related party loans	(228,863)	1,245	(227,618)	(286,633)
Proceeds from issuance of shares	7,625,000	(2,265,000)	5,360,000	7,024,184
Net cash provided by financing activities	7,396,137	(2,329,646)	5,066,491	6,651,248
Effect of exchange rate changes on cash	(8,356)	8,356	-	-
Increase in cash	1,533,241	(13,591)	1,519,650	2,058,214
Cash, beginning of year	(13,591)	13,591	-	-
Cash, end of year	1,519,650	-	1,519,650	2,058,214

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

22. RESTATEMENTS AND CHANGE IN PRESENTATION CURRENCY (continued)

The impact of the restatement and change in presentation currency as at December 31, 2021 is summarized below:

Statement of Financial Position

				Restated to
				presentation
	As reported	Adjustments	Restated	currency
	US$	US$	US$	$
Assets
Current assets
Prepaid expenses and deposits	24,515	-	24,515	31,080
Total current assets	24,515	-	24,515	31,080
Non-current assets
Property and equipment	13,860	-	13,860	17,319
Intangible asset	118,922	(118,922)	-	-
Deposits	375	-	375	475
Total non-current assets	133,157	(118,922)	14,235	17,794
Total assets	157,672	(118,922)	38,750	48,874
Liabilities and shareholders' deficit
Current liabilities

Accounts payable and accrued liabilities	50,684	-	50,684	64,256
Loan payable	13,591	-	13,591	17,231
Due to related parties	2,289	247,748	250,037	316,997
Total current liabilities	66,564	247,748	314,312	398,484
Non-current liabilities
Due to related parties	247,748	(247,748)	-	-
Total liabilities	314,312	-	314,312	398,484
Shareholders' deficit
Share capital	50,000	-	50,000	62,900
Deficit	(206,640)	(118,922)	(325,562)	(412,510)
Total shareholders' equity	(156,640)	(118,922)	(275,562)	(349,610)
Total liabilities and shareholders' deficit	157,672	(118,922)	38,750	48,874

23. GENERAL AND ADMINISTRATIVE EXPENSES

The following is a breakdown of general and administrative expenses for the years ended December 31, 2023 and 2022:

	2023	2022
	$	$
Foreign office representation	125,886	64,690
Insurance	63,700	-
IT and communications	63,317	5,494
Office and miscellaneous	187,420	141,906
Personnel and recruitment costs	-	66,331
Rent	127,705	94,746
Travel	166,662	6,526
VAT	178,000	-
	912,690	379,693

BTQ TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements
Years Ended December 31, 2023 and 2022
(Expressed in Canadian dollars)

24. SUBSEQUENT EVENTS

(a) On March 5, 2024, the Company issued 750,000 common shares pursuant to the conversion of vested RSUs.

(b) On March 5, 2024, the Company granted 100,000 stock options exercisable at $0.50 per common share expiring on March 5, 2029 to a consultant.

(c) On March 6, 2024, the Company granted 200,000 stock options exercisable at $0.485 per common share expiring on March 1, 2029 to consultants.

(d) On March 6, 2024, the Company granted 100,000 stock options exercisable at $0.485 per common share expiring on March 6, 2026 to a consultant.

(e) Subsequent to December 31, 2023, the Company issued 260,000 common shares for proceeds of $104,000 pursuant to the exercise of stock options.